UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

SANTANDER CONSUMER USA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36270	32-0414408
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Elm St. Suite #800 Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 634-1110

n/a

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2014, the Board of Directors (the “Board”) of Santander Consumer USA Holdings Inc. (the “Company”) appointed Gerald (“Jerry”) P. Plush, age 55, to serve as a director of the Company, effective April 29, 2014. Mr. Plush replaces Juan Carlos Alvarez, who resigned from the Board effective April 29, 2014. Mr. Alvarez’s term expires at the 2015 annual meeting of stockholders, and Mr. Plush will hold office for the remainder of Mr. Alvarez’s term until his successor is elected and qualified.

Mr. Plush currently serves as the Chief Financial Officer of Santander Holdings USA, Inc., the Company’s majority shareholder with approximately 60.5% of common shares outstanding, where he is also a member of the executive management committee. Previously, Mr. Plush was President and Chief Operating Officer of Webster Bank, where he had earlier served as CFO and Chief Risk Officer. Before Webster Bank, he was managing director for corporate development and acquisitions at MBNA, where he also previously served as CFO of North America.

Mr. Plush has a B.S. in accounting from St. Joseph’s University in Philadelphia.

The Board has determined that Mr. Plush is not “independent” within the meaning of Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and the applicable New York Stock Exchange listing standards.

There is no agreement or understanding between Mr. Plush and any other person pursuant to which he was elected to the Board. Mr. Plush is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation
S-K.

Mr. Plush will not receive any compensation from the Company in connection with his services as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER CONSUMER USA HOLDINGS INC.

Dated: April 30, 2014	By:	/s/ Jason A. Kulas
Name: Jason A. Kulas
Title: President and Chief Financial Officer